EXHIBIT 2.2

Christopher Alliotts (CA Bar No. 161302)
Marcus A. Tompkins (CA Bar No. 190922)
SULMEYERKUPETZ
A Professional Corporation
1080 Marsh Road, Suite 110
Menlo Park, California 94025
Telephone:  650.326.2245
Facsimile:  650.326.5134

Attorneys for Official Committee of Unsecured Creditors

Van C. Durrer, II (CA Bar No. 226693)
Kurt Ramlo (CA Bar No. 166856)
Melissa T. Kahn (CA Bar No. 229185)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California  90071
Telephone: 213.687.5000
Facsimile: 213.687.5600

Attorneys for Debtors and Debtors in Possession

                         UNITED STATES BANKRUPTCY COURT

             NORTHERN DISTRICT OF CALIFORNIA, SAN FRANCISCO DIVISION

--------------------------------------     -------------------------------------

 In re                                     Case No. 05-30145 TEC
                                           Case No. 05-30146 TEC

                                           Jointly Administered Chapter 11 Cases
 FIRST VIRTUAL
 COMMUNICATIONS, INC.,                     DISCLOSURE STATEMENT DESCRIBING
                                           JOINT CHAPTER 11 PLAN OF
                                           REORGANIZATION PROPOSED BY
              Debtor.                      DEBTORS AND OFFICIAL COMMITTEE
                                           OF UNSECURED CREDITORS
                                           (Dated August 21, 2005)

 -------------------------------------

 In re                                     Plan Confirmation Hearing
                                           -------------------------
                                           DATE:    [To Be Set]
 CUseeMe NETWORKS, INC.                    TIME:    [To Be Set]
                                           PLACE:   U.S. Bankruptcy Court
                                                    Courtroom 23
              Debtor.                               235 Pine Street
                                                    San Francisco, CA 94104
                                           JUDGE:   Hon. Thomas E. Carlson

 -------------------------------------     -------------------------------------

                                       I.

                                  INTRODUCTION

     First Virtual Communications, Inc., a Delaware corporation ("FVC"), and its wholly-owned subsidiary, CUseeMe Networks, Inc., a Delaware corporation ("CUseeMe"), are the debtors and debtors in possession in jointly administered Chapter 11 bankruptcy cases. (FVC and CUseeMe are collectively referred to herein as the "Debtors.") On January 20, 2005, the Debtors commenced their bankruptcy cases by each filing a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

     Chapter 11 allows debtors and, under some circumstances, creditors and others parties in interest, to propose a plan of reorganization. A plan of reorganization may provide for a debtor to reorganize by continuing to operate, to liquidate by selling assets of their estates, or a combination of both. The Debtors and the Official Committee of Unsecured Creditors (the "Committee") appointed in these bankruptcy cases are the parties proposing the Joint Chapter 11 Plan of Reorganization (the "Plan") sent to you in the same envelope as this document. The Debtors and the Committee are collectively referred to herein as the "Plan Proponents". THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN.

     The Plan proposed by the Plan Proponents is a plan of reorganization. Pursuant to the Plan, it is anticipated that the Liquidating Trustee will (1) facilitate the Merger of FVC with U.S. Dry Cleaning, (2) make payments to Creditors and holders of Interests of the Debtors by distributing proceeds received from the sale of the Debtors' assets and any other amounts recovered from the prosecution of the Causes of Action, and (3) distribute the shares of New Common Stock to be issued to the Estate pursuant to the Merger of FVC and U.S. Dry Cleaning, which shall be equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 313,871 shares of New Common Stock.

     In addition, the Plan contemplates the substantive consolidation of the Debtors' Chapter 11 estates, such that all of the assets and liabilities of each estate will be treated as one and the same. The Plan Proponents will file a separate motion, to be heard at the same time as confirmation of the Plan, for such substantive consolidation, which is needed to eliminate any issues over the allocation of assets and liabilities between the separate Chapter 11 estates resulting from the incomplete acquisition of CUseeMe by FVC and to avoid the substantial fees and costs associated with investigating and resolving such issues.

     Finally, the Plan provides for the distribution of all of the Debtors' assets in accordance with the priority scheme set forth in the Bankruptcy Code. There may be Persons who may wish to claim a lien or other interest in such property. Any Person who wishes to assert a lien or other interest in such property must file a written objection to confirmation of the Plan and serve such objection on counsel for the Debtors and the Committee by no later than _____________, 2005. Absent such an objection, the right to assert a lien or other interest in property of the Debtors' Chapter 11 estates will be forever barred.

     If confirmed, the Effective Date of the Plan shall be __________, 2005.

A.   PURPOSE OF THIS DOCUMENT

     The purpose of this Disclosure Statement is to provide adequate information to enable parties who are entitled to vote on the Plan to make an informed judgment about the Plan. This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Bankruptcy Court follows in determining whether or not to approve, or "confirm," the Plan.

     READ THIS DISCLOSURE STATEMENT CAREFULLY IF YOU WANT TO KNOW ABOUT:
     -------------------------------------------------------------------

     (1)  WHO CAN VOTE ON, OR OBJECT TO, THE PLAN;

     (2) WHAT THE TREATMENT OF YOUR CLAIM IS (i.e., what you will receive on account of your claim will receive if the Plan is confirmed), AND HOW

          THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN A CHAPTER 7 LIQUIDATION;

     (3) THE HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS DURING THEIR BANKRUPTCY CASES;

     (4) WHAT THINGS THE BANKRUPTCY COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN;

     (5)  WHAT IS THE EFFECT OF CONFIRMATION; and

     (6)  WHETHER THE PLAN IS FEASIBLE.

          This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how the Plan will affect you and what is the best course of action for you.

          Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

          The Bankruptcy Code requires a Disclosure Statement to contain "adequate information" concerning the Plan. The Bankruptcy Court has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan.

B.   IDENTITY OF PERSON TO CONTACT FOR MORE INFORMATION REGARDING THE PLAN

          Any interested party desiring further information about the Plan should contact the attorney for the Committee, Christopher Alliotts, Esq., SulmeyerKupetz, A Professional Corporation, 1080 Marsh Road, Suite 110, Menlo Park, California 94025, telephone number (650) 326-2245, facsimile number (650) 326-5134, and e-mail address calliotts@sulmeyerlaw.com.

C.   DISCLAIMERS

          The financial data relied upon in formulating the Plan is based on the Debtors' books and records as well as the Schedules and Statement of Financial

Affairs filed by the Debtors in the Chapter 11 Cases. The information set forth in this Disclosure Statement is provided by the Debtors and the Committee with the assistance of their retained professionals. The Debtors and the Committee represent that everything stated in this Disclosure Statement is true to the best of their knowledge.

          With the exception of historical financial information, some matters discussed herein, including the projections and valuation analysis described herein, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Furthermore, the projected financial information contained herein has not been the subject of an audit. The projections of distributions represent the Plan Proponents' good faith estimate of what Creditors should receive pursuant to the Plan, but do not constitute warranties or guaranties of the outcome. Subsequent to the date hereof, there can be no assurance that (a) the information and representations contained herein will continue to be materially accurate, or (b) this Disclosure Statement will continue to contain all material information.

          No party is authorized by the Plan Proponents or the Bankruptcy Court to give any information or make any representations with respect to the Plan other than that which is contained in this Disclosure Statement. No representations or information concerning the Debtors, their future business operations, or the value of their assets have been authorized by the Plan Proponents, other than as set forth herein. Any information or representations given to obtain your acceptance or rejection of the Plan that are different from or inconsistent with the information or representations contained herein and in the Plan should not be relied upon by any person voting on the Plan.

          This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and not in accordance with federal or state securities laws or other applicable non-bankruptcy law. Entities holding or trading in or otherwise purchasing, selling or transferring Claims against, or

Interests in, the Debtors should evaluate this Disclosure Statement only in light of the purpose for which it was prepared.

          With respect to contested matters, adversary proceedings and other pending or threatened actions (whether pending or not), this Disclosure Statement and the information contained herein shall not be construed as an admission or stipulation by any entity, but rather statements made in settlement negotiations governed by Rule 408 of the Federal Rules of Evidence and any other rule or statute of similar import.

          The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Creditor and Equity Interest holder should consult its own legal counsel and accountant as to legal, tax and other matters concerning its Claim or Equity Interest.

          Although the Bankruptcy Court has determined that this Disclosure Statement contains adequate information to enable parties to make an informed judgment about the Plan, the Bankruptcy Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should vote for or against the Plan. However, as a proponent of the Plan, the Committee, which was appointed by the U.S. Trustee to represent the interests of unsecured Creditors, supports the Plan and recommends that you vote to accept the Plan.

                                      II.

                                   BACKGROUND

A.   DESCRIPTION AND HISTORY OF THE DEBTORS' BUSINESS

          FVC and its wholly owned subsidiary, CUseeMe, are corporations incorporated under the laws of Delaware. FVC, with CUseeMe, was a world leader in providing easy-to-use, scalable, integrated real-time rich media communications solutions to enterprises, service providers and portals. Among other things, FVC's software products enabled interactive voice, video and data collaboration over IP-based networks. Through its products, FVC provided cost-effective, integrated end-to-end solutions for large-scale deployments to enterprise desktops. It also enabled best of breed videoconferencing solutions to be extended through ISDN and ATM networks. By way of example, FVC's solution was the software communications infrastructure, which managed, in real time, the multi-point connections and the voice, video and data traffic across the extended network of the United States Department of Defense, including those relating to its current operations in Afghanistan and Iraq. Other representative key customers included AT&T, Siemens, and IBM.

          The company's flagship product, Click to Meet(TM), provides a complete framework for delivering a new generation of video-enabled web collaboration applications that address the real-time communications needs of companies worldwide. Click to Meet can be integrated seamlessly into popular enterprise messaging and collaboration environments such as Microsoft Exchange/Outlook and instant messaging. FVC served its customers through a worldwide network of resellers and partners. For the fiscal year ended December 31, 2003, the company generated revenues of $21.3 million. For the eleven months ended November 30, 2004, the company generated revenues of $12.1 million.

B.   DEBT STRUCTURE

     1.   SILICON VALLEY LOAN AGREEMENT

          The Debtors were parties to a secured credit facility with Silicon Valley Bank ("SVB") dated as of April 3, 2003 (as amended, the "Loan Agreement"). The obligations under the Loan Agreement were secured by substantially all of the Debtors' assets. On September 8, 2004, the Debtors became aware of, and gave notice to SVB, of a violation of a monthly liquidity covenant under the Loan Agreement. On September 13, 2004, the Debtors entered into a Temporary Forbearance Agreement with SVB, whereby, among other things, SVB agreed to forbear from exercising its remedies as a result of the existing default until September 21, 2004. On September 29, and again on November 9, 2004, the Debtors and SVB entered into extensions of the Temporary Forbearance Agreement. The last forbearance period expired on November 15, 2004. As of the

Petition Date, the outstanding principal balance due under the Loan Agreement was approximately $2,500,000.

     2.   SECURED SERVICE PROVIDERS

          On September 29, 2004, FVC entered into a Services, Payment and Security Agreement, effective as of August 19, 2004, with independent legal counsel and forensic accountants and data discovery experts retained by them (collectively, the "Secured Service Providers"). Under the terms of the agreement, and in consideration of the continued work by these service providers on the Special Investigation (discussed below), FVC acknowledged that approximately $1,548,000 was owed to these service providers as of July 31, 2004 for work previously performed. FVC agreed to pay $450,000 of this balance upon entering into the agreement, and agreed to pay the remaining balance owed, plus any additional amount incurred subsequent to July 31, 2004, on the earlier of the completion of a financing or December 31, 2004. As part of this agreement, the Secured Service Providers were also granted a security interest in substantially all of FVC's assets. Under the terms of this agreement, as well as a Subordination Agreement between the Secured Service Providers and SVB, this security interest was subordinated to the security interest of SVB under the Loan Agreement. As of the Petition Date, the amount due under the Services, Payment and Security Agreement was approximately $1,700,000.

C.   DEBTORS' MANAGEMENT AND CORPORATE RELATIONSHIPS

          As of the Petition Date, Jonathan G. Morgan was the Debtors' President, Chief Executive Officer, and Chief Financial Officer as well as a director of their boards of directors. Truman Cole was the Debtors' Chief Financial Officer until he resigned in November 2004.

          As of the Petition Date, FVC held a 100% ownership interest in CUseeMe; First Virtual Communications BV (Netherlands); First Virtual Communications (UK) Limited; First Virtual Ltd. (UK); First Virtual Communications Japan Inc.; First Virtual Communications BV; First Virtual Communications (Asia) Ltd.; First Virtual Communications Pvt.; and Icast

Corporation. First Virtual Communications BV (Netherlands), in turn, directly or indirectly owns First Virtual Communications (Korea), First Virtual Communications SAS, First Virtual Communications GMBH, and FVC.COM Italy, all of which are either not active, are being discontinued or dissolved, and/or have no employees. First Virtual Communications (Asia) Ltd., in turn, holds a 100% ownership interest in FVC.COM (s) Pvt. Ltd. Singapore, which is in the process of being dissolved. CUseeMe holds a 100% ownership interest in First Virtual Communications SARL France (with some nominee shareholders), and held 467,730 shares in Powerlan Limited, all of which are either not active, are being discontinued, dissolved or liquidated, and/or have no employees.

D.   EVENTS LEADING TO BANKRUPTCY FILINGS

          Since 1993, the company engineered, manufactured and sold videoconferencing products. From April 1998 through August 2002, FVC's common stock traded on the Nasdaq. On or about November 26, 2002, the Securities & Exchange Commission ("SEC") filed a complaint against three former corporate executives of FVC alleging that the three former executives, Ralph K. Ungermann, James O. Mitchell and Alan J. McMillan caused the company to overstate its revenues and earnings and then selling their shares of FVC's common stock before the issuance of correct financial information. On or prior to December 2, 2002, without admitting or denying the allegations of the complaint, the former executives agreed to repay approximately $1,300,000 in illegal trading profits, interest, and civil money penalties. In a related enforcement action, the SEC ordered the company to cease and desist from violating certain securities laws resulting from the former executives alleged improper conduct and, without admitting or denying the underlying allegations, the company consented to the cease and desist order.

          In 2003, following the settlements described above, the Debtors commenced a major restructuring of their operations. In addition to replacing the former executives that were the subject of the SEC's complaint, the Debtors began to de-emphasize their legacy hardware operations to concentrate on the core software business. In 2004, revenues from hardware operations declined as the company phased out of this line of business. In addition, software revenues declined by about $4,500,000. The decline in software revenues was primarily attributable to the decision to transition to a single software platform, which took longer than expected and tied up significant sales and marketing resources.

          The liquidity crisis created by the product migration to a single software platform was exacerbated by a special investigation by the audit committee of the board of directors (the "Special Investigation"). Specifically, in April 2004, the audit committee of the company's board of directors initiated an internal investigation into certain irregular sales transactions in Asia. The audit committee determined that these transactions alone would not have required a restatement of previously issued financial statements due to their immateriality for reporting purposes.

          However, as a result of certain prematurely recognized revenues involving one United States customer, the audit committee determined in November 2004 that it would be necessary to restate financial results for the years ended December 31, 2001, 2002, and 2003. Although no impropriety by executive officers had been suggested and the SEC had not taken any action with respect to this matter, approximately $5,000,000 was spent in connection with the Special Investigation. This cash drain, which otherwise would have been used for operations, stalled the growth of the business.

          During the pendency of the Special Investigation, the company was unable to file interim financial statements with the SEC in a timely manner, resulting in the company's de-listing from the NASDAQ SmallCap Market. In the same quarter, indirectly in connection with the Special Investigation, the company and two of its officers were named in a class action securities complaint. The resulting depressed share price, combined with the lack of liquidity in the company's securities market, significantly limited the company's ability to obtain additional financing or implement its desired restructuring.

          After previous attempts to explore strategic and financial alternatives to raise capital, in late November 2004, FVC engaged Gordian Group, LLC ("Gordian") as its investment banker in connection with the formulation, evaluation and implementation of various options for a restructuring, reorganization or other strategic alternative of the company. FVC also retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") to act as its restructuring counsel. Gordian pursued finding a transaction partner and financing for a Chapter 11 bankruptcy filing. In connection therewith, Gordian identified and contacted over 30 potential transaction partners, and pursued leads or continued discussions with over ten (10) parties identified by FVC or Skadden, Arps. Based on initial expressions of interest, over ten (10) parties entered into confidentiality agreements with the company and were provided the opportunity to conduct due diligence. Several of these parties expressed an interest in a financial or strategic transaction with the Debtors.

          Despite the ongoing efforts of the Debtors and their advisors to restructure the Debtors' financial affairs, the liquidity crisis deepened in the weeks leading up to the Debtors' bankruptcy filings. As a result, the Debtors were forced to furlough its entire work force of approximately seventy-five (75) employees. Despite the furlough and based upon their personal loyalties and belief in the business, many of these employees continued to work on fulfilling the Debtors' contractual obligations and securing additional sales.

E.   THE BANKRUPTCY FILINGS

          Despite all of these efforts, the Debtors were unable to access necessary capital to effectuate an out-of-court restructuring as a result of the Special Investigation, among other things. Faced with a deepening liquidity crisis, the Debtors each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on January 20, 2005 in order to preserve the value of their assets by allowing them to use cash collateral, while attempting to access emergency debtor in possession financing. The Debtors continue to manage their businesses and properties as debtors in possession pursuant to 11 U.S.C. ss.ss. 1101(1), 1107 and 1108.

F.   SIGNIFICANT EVENTS DURING THE BANKRUPTCY CASES

          The following is a list of significant events that have occurred during these cases:

     1.   THE "FIRST DAY" MOTIONS AND APPLICATIONS

          Along with their Chapter 11 petitions, the Debtors filed numerous "first day" motions and applications relating to the Debtors' ongoing operations and maintaining the value of their estates during the Chapter 11 Cases. Based upon such motions, the Bankruptcy Court entered orders (1) designating Jonathan
G. Morgan as the individual responsible for fulfilling the duties of the Debtors in these cases; (2) authorizing the Debtors to pay certain pre-petition wage, salary and benefit claims; (3) prohibiting utility companies from altering or discontinuing service on account of outstanding pre-petition invoices; and (4) approving a stipulation between the Debtors and SVB authorizing the Debtors to use cash collateral, which included providing SVB with a replacement lien and other forms of adequate protection.

          Significantly, the Debtors also presented a motion to obtain post-petition financing on a secured, first priority basis in an amount not to exceed $2,000,000 from MTVP (First Virtual Investments), LLC ("MTVP"). SVB and the Secured Service Providers consented to have their liens "primed" by the loan from MTVP, and the Court approved such post-petition financing on an interim basis in the amount of $750,000. The Court subsequently approved the entire post-petition financing in the full amount of $2,000,000; however, the Debtors only borrowed approximately $822,812.50 and never resorted to the balance of the loan.

          The Debtors also filed motions relating to the general administration of their cases. Based upon such motions, the Bankruptcy Court entered orders (1) providing for the joint administration of the Debtors' separate bankruptcy cases, and (2) limiting the manner in which notice would be given to creditors for certain matters.

     2.   APPOINTMENT OF OFFICIAL COMMITTEE OF UNSECURED CREDITORS

          On January 25, 2005, the U.S. Trustee filed a Notice of Appointment of Creditors' Committee, by which it appointed the following creditors as the Official Committee of Unsecured Creditors in these cases pursuant to section 1102 of the Bankruptcy Code: Cornell Research Foundation, Market-Vantage Internet Performance Marketing LLC, Gung-Ho Company, and BroadPR, Inc. Gung-Ho Company and Market-Vantage Internet Performance Marketing LLC subsequently transferred their Claims to a third party and resigned from the Committee.

     3.   EMPLOYMENT OF PROFESSIONALS

          The Bankruptcy Court has approved the employment of the following professionals:

          a. RESPONSIBLE INDIVIDUAL FOR DEBTORS: As previously stated herein, the Debtors appointed Jonathan G. Morgan as the individual responsible for fulfilling the duties of the Debtors in these cases. The order designating him as the responsible individual was entered on January 31, 2005.

          b. ATTORNEYS FOR COMMITTEE: The Committee employed SULMEYERKupetz, a Professional Corporation, as its attorneys. The order approving its employment was entered on February 14, 2005.

          c. ATTORNEYS FOR DEBTORS: The Debtors employed Skadden, Arps, Slate, Meagher & Flom LLP as their attorneys. The order approving its employment was entered on March 7, 2005.

          d. INVESTMENT BANKER FOR DEBTORS: The Debtors employed Gordian Group, LLC as their investment banker. The order approving its employment was entered on March 7, 2005.

          e. CHIEF RESTRUCTURING OFFICER FOR DEBTORS: After the sale of the Debtors' assets (discussed below), the Debtors employed Gregory Sterling as Chief Restructuring Officer and designated him as the individual responsible for the duties of the Debtors. The order approving Sterling's employment and designating him as the responsible individual was entered on June 7, 2005.

     4.   RECALL OF EMPLOYEES

          Shortly after the Chapter 11 filings, the Debtors recalled approximately fifty (50) of its seventy-five (75) employees from furlough. The Debtors' recall of these employees was necessary because of their indispensable role in restarting operations and maximizing the value of the business. The Debtors' decision to recall these employees was supported by parties expressing interest in acquiring the Debtors' assets.

     5.   SALE OF DEBTORS' ASSETS

          Since the time that Gordian was retained, the Debtors and their advisors actively pursued a sale of assets or other transaction that would be implemented through a plan of reorganization. One day prior to the Petition Date, the Debtors executed a letter of intent received from RADvision, Ltd. ("RADvision") to purchase certain of the Debtors' assets for $5,000,000. Under the letter of intent, the parties agreed to seek approval by the Bankruptcy Court of certain bidding procedures and bid protections designed to obtain the highest and best bid for the sale of the Debtors' assets. RADvision's commitment to consummate the sale contemplated by the letter of intent was subject to certain conditions, including completion of limited due diligence, negotiation of a final form of an asset purchase agreement, and approval by the Bankruptcy Court of the bidding procedures and bid protections.

          Following commencement of the Chapter 11 Cases, the Debtors sought approval of the bidding procedures and bid protections under the letter of intent, albeit with certain minor modifications. At a hearing on January 26, 2005, the Bankruptcy Court approved, on an interim basis, the bidding procedures and bid protections proposed by the Debtors. A further hearing was held on February 14, 2005 on the bidding procedures and bid protections, which the Bankruptcy Court approved pursuant to its Final Order Approving Bidding Procedures and Protections (the "Final Bidding Procedures Order").

          During this process, the Debtors continued their negotiations with RADvision and worked with Gordian in identifying and procuring offers from potential bidders. At one point, RADvision presented its form of asset purchase agreement to the Debtors, who in turn discussed its terms with MTVP, SVB and the Secured Service Providers (collectively, the "Secured Lenders"). Because RADvision's proposed agreement provided for a reduced purchase price of $4,500,000 and contained other onerous terms, the Secured Lenders made their own offer based upon a form of asset purchase agreement that proposed a full credit bid of all of the approximately $5,200,000 owing to the Secured Lenders and eliminated the onerous terms in RADvision's proposed agreement.

          The Debtors used the Secured Lenders' offer as its "stalking horse" bid. As of the February 25, 2005 overbid deadline established by the Court's Final Bidding Procedures Order, the Debtors had received one overbid proposal, from RADvision, which the Debtors determined to be a Qualified Competing Proposal as defined in the Final Bidding Procedures Order. On February 28, 2005, the Debtors conducted a solicitation conference at the New York offices of Skadden, Arps in accordance with the Final Bidding Procedures Order. At the conclusion of the solicitation conference, the Debtors determined, in consultation with Gordian and their other advisors and the Committee, that the final offer from RADvision to purchase the Debtors' assets for $7,150,000 plus certain other consideration was the highest and best offer. Immediately after the solicitation conference concluded, the Debtors' boards of directors approved the RADvision offer, subject to approval by the Bankruptcy Court.

          On March 14, 2005, the Bankruptcy Court entered an order which, among other things, (1) approved the sale of certain assets to RADvision free and clear of any Claims and Interests, (2) authorized the Debtors to use up to $200,000 of the sale proceeds to pay performance bonuses to the Debtors' employees who made a substantial contribution to the Debtors' reorganization and/or facilitated the sale closing, (3) pay undisputed Claims secured by the assets sold, including the secured Claims of the Secured Lenders totaling approximately $5,200,000, and (4) ordered the Debtors to hold the balance of the sale proceeds, then estimated to be $1,419,000, as cash collateral pending further order of the Bankruptcy Court.

          The Plan provides for the distribution of all of the Debtors' assets, including the balance of the sale proceeds, in accordance with the priority scheme set forth in the Bankruptcy Code. There may be Persons who may wish to claim a lien or other interest in such property. Any Person who wishes to assert a lien or other interest in such property must file a written objection to confirmation of the Plan and serve such objection on counsel for the Debtors and the Committee by no later than _____________, 2005. Absent such an objection, the right to assert a lien or other interest in property of the Debtors' Chapter 11 estates will be forever barred.

     6.   SETTING OF CLAIMS BAR DATE

          Pursuant to an order of the Bankruptcy Court, the last day to file proofs of Claim against the Debtors and the Estate was May 23, 2005. Thus, with certain exceptions, the time for filing proofs of Claims has elapsed.

     7.   CAUSES OF ACTION

          On the Effective Date, all Causes of Action of the Debtors and the Estate shall be transferred to the Liquidating Trust. The Committee and the Liquidating Trustee shall investigate and determine which Causes of Action, if any, should be prosecuted in accordance with the Plan and the Liquidating Trust Agreement. The Committee and the Liquidating Trustee may, but are not required to, prosecute, settle, adjust, retain, enforce or abandon any Cause of Action as representatives of the Estate under Section 1123(b) of the Bankruptcy Code or otherwise in accordance with the Plan and the Liquidating Trust Agreement.

          A list of all presently known Causes of Action is attached hereto as Exhibit "A". There may be other claims, rights, objections, counterclaims, defenses, setoffs and Causes of Actions of the Debtors and the Estate of which the Plan Proponents are not yet aware. However, all such claims, rights, objections, counterclaims, defenses, setoffs and Causes of Actions of the

Debtors and the Estate, whether currently known or not, shall be transferred to the Liquidating Trust on the Effective Date.

          At this time, the potential Causes of Actions have not been evaluated and it is uncertain whether such Causes of Action will ultimately enhance the recovery to Creditors. It will be solely within the discretion of the Committee and the Liquidating Trustee to evaluate and, if appropriate, prosecute any Causes of Action post-confirmation. The Committee and the Liquidating Trustee will make such decisions in the best interest of Creditors taking into account the potential recoveries, legal fees and costs, the total amount of Claims, and the potential benefit to Creditors. The estimated distributions to Creditors set forth in this Disclosure Statement are made without taking into account the potential recoveries or legal fees and costs associated with the Causes of Action.

G.   OTHER LEGAL PROCEEDINGS

          In addition to the Causes of Action discussed above, the Debtors are defendants in certain legal proceedings commenced prior to the Chapter 11 Cases. A list of these legal proceedings is attached hereto as Exhibit "B". The claims in those actions are subject to defenses, counterclaims and other rights of the Debtors and the Estate. The Committee and the Liquidating Trustee will determine to what extent, if any, action should be taken with respect to these litigation proceedings.

H.   MERGER WITH U.S. DRY CLEANING CORPORATION

          In order to create value for creditors, the Plan Proponents have negotiated a reverse merger transaction with U.S. Dry Cleaning as part of the Plan. Pursuant to the reverse merger, on the Effective Date the operations of U.S. Dry Cleaning will be acquired by FVC, which will then change its name to U.S. Dry cleaning Corporation. The proposed Merger is the result of arms-length and good faith negotiations between unrelated parties.

          U.S. Dry Cleaning is a recently formed Delaware corporation that intends to become a consolidator of dry cleaning stores. U.S. Dry Cleaning recently acquired two dry cleaning operations, Coachella Valley Retail, LLC ("CVR") in California and Steam Press Holdings, Inc. ("SPHI") in Hawaii, with a portion of a private offering of $3,500,000. The balance of the proceeds raised in the private offering are to be used for general working capital purposes, funding growth of acquired stores and funding the acquisition in the short term of more than twenty (20) additional dry cleaning stores.

          A pro forma balance sheet and a pro forma income statement for the Reorganized Debtor, to be named U.S. Dry Cleaning Corporation, are collectively attached hereto as Exhibit "C".

I.   OFFICERS AND DIRECTORS OF REORGANIZED DEBTOR

          The following executives, who have no prior relationship with the Debtors, will be the initial officers and directors of the Reorganized Debtor:

          ROBERT Y. LEE is a founder of U.S. Dry Cleaning and Chairman of the Board as well as a material owner of CVR. He has gained operational expertise through comprehensive private and public company experience as a Chief Executive Officer. During Mr. Lee's 23-year career in the retail industry, he has opened, acquired and operated over 500 video retail stores as either Chief Executive Officer or owner-operator. Prior to U.S. Dry Cleaning, Mr. Lee led the growth of Video City, a retail video store consolidation from a regional chain of eighteen
(18) stores with $10,000,000 in revenues to a top ten (10) nationally-ranked video retail company in twenty-four (24) months. The company grew to a multi-state operation owning and managing 350 corporate stores and 150 franchised stores from California to Maine overseeing system wide revenues of over $150,000,000. Mr. Lee will enter into a consulting agreement under which he will earn fees based on acquisitions made by U.S. Dry Cleaning, which may be paid in cash or common stock at his election. He will have a draw of $10,000 per month to be credited against those fees.

          MICHAEL E. DRACE has been the President and principal shareholder of SPHI since 1995. Upon completion of the acquisition of SPHI by U.S. Dry Cleaning, Mr. Drace became the Chief Executive Officer and a director of U.S.

Dry Cleaning. Mr. Drace will also become the Chief Executive Officer of the Reorganized Debtor after the Merger. Mr. Drace began his career in 1969 as a maintenance engineer for a large commercial laundry company. He has successfully overseen all phases of operations in an executive capacity for some of the nation's largest laundry and dry cleaning companies. Mr. Drace has experience in corporate restructuring, divestitures of divisions, and assimilation of purchased companies subsequent to consolidation. Mr. Drace has dealt successfully with a myriad of operational issues ranging from new factory openings to decertification of a union bargaining unit. Mr. Drace will receive a base salary of $175,000 per year as Chief Executive Officer of the Reorganized Debtor.

          ANTHONY J.A. BRYAN has an M.B.A degree from Harvard and has had a long and distinguished career in business and finance. He has been an officer or Chairman of the Executive Committee of the boards of directors of a number of large companies, such as Monsanto Chemical Corporation and Copperweld Steel Corporation. He has also been a director of a number of other major corporations, including ITT Corporation (1973-1978), Koppers Company (1984-1988), Chrysler Corporation (1978-1991), and, most recently, as a member of the Audit Committee of the board of Federal Express Corporation (from 1978 to 1998). Mr. Bryan shall receive no salary for serving on the Board of the Reorganized Debtor, but may receive standard fees and reimbursements for attending meetings.

          EARL GREENBURG is a former Deputy Attorney General for the State of Pennsylvania. He is also a founding member of Transactional Marketing Partners ("TMP") and is currently serving as Chairman of TMP's Board of Directors. TMP has offices in Santa Monica and Palm Springs, California, Florida and Oregon and does business development for companies in the direct response industry. Mr. Greenburg was the only three-term Chairman of the Electronic Retailer Association, and was the President of the Home Shopping Network ("HSN"). He was selected by Brandon Tartikoff to serve as Vice President of NBC for daytime programming, and has produced hundreds of hours of programming for NBC, ABC, and FOX. Mr. Greenburg, an award-winning producer, established the Greenburg Family

Foundation, which raises significant funds for numerous charities. Mr. Greenburg also serves as Chairman of the Board of the Palm Springs International Film Festival.

J.   EXEMPTION FROM REGISTRATION AND RESALE ISSUES

          In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and of state and local securities laws afforded by Section 1145 of the Code, the New Common Stock to be issued to holders of Allowed Claims and Interests pursuant to the Plan on and after the Effective Date need not be registered under the Securities Act or any state or local securities laws. The New Common Stock issued to holders of Allowed Claims and Interests pursuant to the Plan will not be subject to any statutory restrictions on transferability and may be resold by any holder without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code. Entities who believe they may be "underwriters" under the definition contained in Section 1145 of the Bankruptcy Code are advised to consult their own counsel with respect to the availability of the exemption provided by Section 1145.

                                      III.

                      SUMMARY OF THE PLAN OF REORGANIZATION

A.   OVERVIEW

          The following is a summary of the Plan, and is qualified in its entirety by the full text of the Plan itself. Defined terms are set forth in
Article II of the Plan. All terms defined in the Plan have the same meaning in this Disclosure Statement.

          The purpose of the Plan is to (1) facilitate the Merger of FVC with U.S. Dry Cleaning, (2) make payments to Creditors and holders of Interests of the Debtors by distributing proceeds received from the sale of the Debtors' assets, any amounts recovered in litigation of Causes of Action, and any other property received or recovered by the Liquidating Trust, and (3) distribute the

New Common Stock to be issued pursuant to the Merger. The assets described above shall be held in trust by a Liquidating Trustee, who shall administer and distribute the assets as specified in the Plan. The Plan is intended to resolve all Claims against the Debtors and the Estate, and all Equity Interests in the Debtors of whatever character, whether or not they are contingent, unliquidated or disputed, and whether or not allowed by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code.

          In addition, the Plan contemplates the substantive consolidation of the Debtors' Chapter 11 estates, such that all of the assets and liabilities of each estate will be treated as one and the same. The Plan Proponents will file a separate motion, to be heard at the same time as confirmation of the Plan, for such substantive consolidation, which is needed to eliminate any issues over the allocation of assets and liabilities between the separate Chapter 11 estates resulting from the incomplete acquisition of CUseeMe by FVC and to avoid the substantial fees and costs associated with investigating and resolving such issues.

          Finally, the Plan provides for the distribution of all of the Debtors' assets in accordance with the priority scheme set forth in the Bankruptcy Code. There may be Persons who may wish to claim a lien or other interest in such property. Any Person who wishes to assert a lien or other interest in such property must file a written objection to confirmation of the Plan and serve such objection on counsel for the Debtors and the Committee by no later than _____________, 2005. Absent such an objection, the right to assert a lien or other interest in property of the Debtors' Chapter 11 estates will be forever barred.

B.   WHAT CREDITORS AND INTEREST HOLDERS WILL RECEIVE UNDER THE PROPOSED PLAN

          As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests into various Classes. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or

Equity Interest qualifies within the description of such different Class. A Claim is in a particular Class only to the extent that the Claim is Allowed in that Class. The Plan states whether each Class of Claims or Equity Interests is impaired or unimpaired, and provides the treatment each Class will receive.

     1.   UNCLASSIFIED CLAIMS

          Certain types of Claims are not placed into classes; instead, they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Plan Proponents have not placed the following Claims in a class.

          a.   ADMINISTRATIVE EXPENSE CLAIMS

               (1)  Definition
                    ----------

          An Administrative Expense Claim is a Claim under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including but not limited to (a) the actual and necessary costs and expenses of preserving the Estate, (b) the actual and necessary costs and expenses of operating the business of the Debtors, (c) compensation and reimbursement of expenses for legal and other services awarded under sections 328, 330(a) and 331 of the Bankruptcy Code, and (d) all fees and charges assessed against the Estate pursuant to Chapter 123 of Title 28, United States Code (28 U.S.C. ss.ss. 1911 et seq.).

               (2)  Bar Date for Requests
                    ---------------------

          Except for requests by Professionals for fees and reimbursement of expenses, all requests for payment of Administrative Expense Claims must be filed with the Bankruptcy Court and served on the Liquidating Trustee, the Committee's Counsel, the U.S. Trustee, and parties requesting notice in accordance with Article XII of the Plan on or before ten (10) days after the Effective Date. Any Person who fails to file a request for payment of an Administrative Expense Claim in accordance with the Plan shall be forever barred from asserting such Administrative Expense Claim against the Debtors, the Estate or the Liquidating Trust, and shall receive no distribution under the Plan. Notwithstanding this deadline, anyone whose Administrative Expense Claims have been paid in full by the Debtors prior to the Effective Date need not comply with this subsection. Administrative Expense Claims asserted to date and which have not been paid total approximately $770,000.

          Any objection to a request for payment of an Administrative Expense Claim must be filed within the time period, and served upon the parties specified in, the applicable Local Bankruptcy Rules and the Plan.

               (3)  Treatment
                    ---------

          Each holder of an unpaid and Allowed Administrative Expense Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, or
(ii) the date such Administrative Expense Claim becomes Allowed; provided, however, that an Allowed Administrative Expense Claim that is a post-Petition Date trade payable incurred by Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. Distributions to holders of Administrative Expense Claims under the Plan shall be made by the Liquidating Trustee.

          b.   PRIORITY TAX CLAIMS

               (1)  Definition
                    ----------

          A Priority Tax Claim is any Claim against the Debtors or the Estate entitled to priority in payment as specified in section 507(a)(8) of the Bankruptcy Code and under the terms of the Plan. Priority Tax Claims filed or listed in the Debtors' Schedules to date total approximately $446,641.49.

               (2)  Treatment
                    ---------

          In accordance with section 1129(a)(9)(C) of the Bankruptcy Code, each holder of an unpaid and Allowed Priority Tax Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Priority Tax Claim becomes Allowed, or (iii) if the payment on the Claim is not due as of the Effective Date, the date the payment is due in the ordinary course of the Debtors' business. For purposes of distribution and otherwise under the Plan, an Allowed Priority Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all other Classes for pecuniary losses. Distributions to holders of Priority Tax Claims under the Plan shall be made by the Liquidating Trustee.

     2.   CLASSIFIED CLAIMS AND INTERESTS

          a. CLASS 1 - SECURED TAX CLAIMS

               (1)  Definition
                    ----------

          A Secured Tax Claim is a Secured Claim of a governmental unit. For purposes of distribution and otherwise under the Plan, an Allowed Secured Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all Claims for pecuniary losses. Secured Tax Claims filed or listed in Debtors' Schedules to date total $147.03.

               (2)  Impairment and Voting
                    ---------------------

          Secured Tax Claims are impaired by the Plan, and holders of Secured Tax Claims are entitled to vote on the Plan.

               (3)  Treatment
                    ---------

          Unless otherwise agreed, each holder of an unpaid and Allowed Secured Tax Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of: (i) the Effective Date, (ii) the date such Claim becomes Allowed; or (iii) if the payment on the Claim is not due until after the Effective Date, the date the payment is due in the ordinary course of the Debtors' business. No deficiency claim will be Allowed, as set forth in section 502(b)(3) of the Bankruptcy Code. For purposes of distribution and otherwise under the Plan, an Allowed Secured Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all other Classes for pecuniary losses. Distributions to holders of Secured Tax Claims under the Plan shall be made by the Liquidating Trustee.

          b.   CLASS 2 - SECURED NON-TAX CLAIMS

               (1)  Definition
                    ----------

          A Secured Non-Tax Claim is a Secured Claim other than a Secured Tax Claim. The large majority of Secured Non-Tax Claims, consisting mostly of the Claims by the Secured Lenders, have previously been paid pursuant to an order of the Bankruptcy Court. Secured Non-Tax Claims filed or listed in the Debtors' Schedules that have not yet been paid total $30,642.66.

          In addition to the Secured Non-Tax Claims set forth above, there may be Persons who may wish to assert a Secured Non-Tax Claim. Any Person who wishes to assert a lien or other interest in such property must file a written objection to confirmation of the Plan and serve such objection on counsel for the Debtors and the Committee by no later than _____________, 2005. Absent such an objection, the right to assert a lien or other interest in property of the Debtors' Chapter 11 estates will be forever barred.

               (2)  Impairment and Voting
                    ---------------------

          Secured Non-Tax Claims are not impaired by the Plan, and holders of Secured Non-Tax Claims are not entitled to vote on the Plan. Holders of Secured Non-Tax Claims are conclusively presumed to have accepted the Plan.

               (3)  Treatment
                    ---------

          Each unpaid and Allowed Secured Non-Tax Claim shall (i) be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) receive such other treatment as the Liquidating Trustee, the Committee and the holder of the Claim agree to in writing. Any obligations resulting from such reinstatement or agreement shall be satisfied by the Liquidating Trustee.

          c.   CLASS 3 - PRIORITY NON-TAX CLAIMS

               (1)  Definition
                    ----------

          A Priority Non-Tax Claim is a Claim entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim. Many Priority Non-Tax Claims, consisting mostly of Claims by employees for wages and other benefits, have previously been paid pursuant to an order of the Bankruptcy Court. Priority Non-Tax Claims filed or listed in the Debtors' Schedules total $1,296,224.52.

               (2)  Impairment and Voting
                    ---------------------

          Priority Non-Tax Claims are not impaired by the Plan, and holders of Priority Non-Tax Claims are not entitled to vote on the Plan. Holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan.

               (3)  Treatment
                    ---------

          Unless otherwise agreed, each holder of an Allowed Priority Non-Tax Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed; or (iii) if the payment on the Claim is not due as of the Effective Date, the date the payment is due in the ordinary course of the Debtors' business. Distributions to holders of Priority Non-Tax Claims under the Plan shall be made by the Liquidating Trustee.

          d.   CLASS 4 -- GENERAL UNSECURED CLAIMS

               (1)  Definition
                    ----------

          A General Unsecured Claim is any Claim against the Debtors that is not a Secured Claim, an Administrative Expense Claim, a Priority Claim, a Penalty Claim, a Preferred Stock Interest, a Post-Effective Date Administrative Fee and Expense, an Equity Interest, or an Intercompany Claim. General Unsecured Claims filed or listed in Debtors' Schedules to date total $6,785,707.95.

               (2)  Impairment and Voting
                    ---------------------

          General Unsecured Claims are impaired by the Plan, and holders of General Unsecured Claims are entitled to vote on the Plan.

               (3)  Treatment
                    ---------

          Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, holders of Allowed Class 4 Claims shall receive an amount equal to no more than the Allowed amount of such Claim (1) in New Common Stock equal in number to the Pro Rata share of 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date, which constitutes 313,871 shares of New Common Stock, plus (2) Cash, equal to the Pro Rata share of the remaining Cash held by the Liquidating Trust after payment or reservation of all amounts to be distributed under the Plan to the holders of Administrative Expense Claims, Priority Claims, Secured Claims, and Post-Effective Date Administrative Fees and Expenses. Distributions will be made to Creditors holding General Unsecured Claims as soon as practicable after all of the Trust Assets have been liquidated (other than the New Common Stock) and all Disputed Claims have been resolved in accordance with Article VI of the Plan. If appropriate, the Liquidating Trust may authorize interim distributions. Distributions to holders of General Unsecured Claims under the Plan shall be made by the Liquidating Trustee.

     3.   CLASS 5 - PENALTY CLAIMS

          a.   Impairment and Voting
               ---------------------

          Class 5 is impaired by the Plan, and holders of Class 5 Penalty Claims are entitled to vote on the Plan.

          b.   Treatment
               ---------

          The Plan Proponents expect that there will not be any funds available for distribution to holders of Class 5 Penalty Claims unless the value of the New Common Stock, as determined in accordance with Section C.3 of this Article III, and Excess Cash exceeds the amount of Class 4 Claims. In the event that the value of the New Common Stock and Excess Cash exceeds the amount of Class 4 Claims, and except to the extent that a holder of an Allowed Class 5 Penalty Claim agrees to a different treatment, each holder of an Allowed Class 5 Penalty

Claim shall receive an amount in Cash equal to its Pro Rata share of any Excess Cash remaining after Class 4 Claims have been paid in full with pre-petition interest. Distributions will be made to holders of Class 5 Penalty Claims as soon as practicable once all of the Debtors' assets have been liquidated and all Disputed Claims have been resolved in accordance with Article VI of this Plan. Distributions to holders of Class 5 Penalty Claims under the Plan shall be made by the Liquidating Trustee.

     4.   CLASS 6 - PREFERRED STOCK INTERESTS

          a.   Impairment and Voting
               ---------------------

          Class 6 is impaired by the Plan, and holders of Class 6 Preferred Stock Interests are entitled to vote on the Plan.

          b.   Treatment
               ---------

          The Plan Proponents expect that there will not be any funds available for distribution to holders of Class 6 Stock Interests unless the value of the New Common Stock, as determined in accordance with Section C.3 of this Article III, and Excess Cash exceeds the amount of Class 4 Claims and Class 5 Claims. In the event that the value of the New Common Stock and Excess Cash exceeds the amount of Class 4 Claims and Class 5 Claims, and except to the extent that a holder of an Allowed Class 6 Preferred Stock Interest agrees to a different treatment, each holder of an Allowed Class 6 Preferred Stock Interest shall receive an amount in Cash equal to its Pro Rata share of any Excess Cash remaining after Class 5 Claims have been paid in full with pre-petition interest. Distributions will be made to holders of Class 6 Preferred Stock Interests as soon as practicable once all of the Debtors' assets have been liquidated and all Disputed Claims have been resolved in accordance with Article VI of this Plan. Distributions to holders of Class 6 Preferred Stock Interests under the Plan shall be made by the Liquidating Trustee. All Class 6 Preferred Stock Interests shall be cancelled and extinguished on the Effective Date.

     5.   CLASS 7 - OLD COMMON STOCK INTERESTS

          a.   Impairment and Voting
               ---------------------

          Class 7 is impaired by the Plan. Because holders of Class 7 Old Common Stock Interests are not entitled to receive or retain any property under the Plan, holders of Class 7 Old Common Stock Interests are deemed not to have accepted the Plan.

          b.   Treatment
               ---------

          On the Effective Date, Class 7 Old Common Stock Interests shall be cancelled and extinguished and holders of Class 7 Old Common Stock Interests shall not be entitled to, and shall not receive, any property or interest in property on account of such Class 7 Old Common Stock Interests; provided, however, that after payment of all Class 6 Preferred Stock Interests in full, each holder of a Class 7 Old Common Stock Interest shall receive an amount equal to such holder's Pro Rata share of any remaining Cash held by the Liquidating Trust.

C.   MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

     1.   SUBSTANTIVE CONSOLIDATION

          On the Effective Date, all assets of FVC and CUseeMe shall be deemed merged and treated as though they were held by a single entity, and all liabilities of FVC and CUseeMe shall be treated as though they were owed by a single entity, for all purposes related to the Plan, including, but not limited to, voting, confirmation, and distribution. No distributions shall be made under the Plan on account of any Intercompany Claim. Any and all obligations of FVC arising from guarantees of CUseeMe's liabilities, and any and all obligations of CUseeMe arising from guarantees of FVC's liabilities, shall be deemed eliminated so that any Claim against one of the Debtors and any guarantee thereof executed by the other and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect the legal and corporate structures of the Debtors.

     2.   FUNDING FOR THE PLAN

          The Plan will be funded by the Trust Assets, which include (a) all property of the Estate transferred by the Debtors to the Liquidating Trust in accordance with Article IV of the Plan, (b) any recoveries received by the Liquidating Trust from the prosecution of Causes of Action, (c) any other property of the Estate received or recovered by the Liquidating Trust, and (d) the shares of New Common Stock to be issued to the Estate pursuant to the Merger of FVC and U.S. Dry Cleaning, which shall be equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 313,871 shares of New Common Stock.

     3.   THE LIQUIDATING TRUST

          a.   APPOINTMENT OF LIQUIDATING TRUSTEE

          Gregory Sterling of Receivers Incorporated, who has been appointed Chief Restructuring Officer and designated the Estate's Responsible Individual by order dated June 7, 2005, shall be appointed Liquidating Trustee in the Confirmation Order. Such appointment is subject to the terms of the Liquidating Trust Agreement, which is attached to the Plan as Exhibit "A".

          b.   ESTABLISHMENT OF LIQUIDATING TRUST

          On the Effective Date, the Debtors, the Liquidating Trustee and the Committee shall execute the Liquidating Trust Agreement and shall take all other steps necessary to establish the Liquidating Trust. The Liquidating Trust shall be represented by, and act through, the Liquidating Trustee, and its affairs and administration shall be governed by the Plan, the Confirmation Order, the Liquidating Trust Agreement, and applicable bankruptcy and non-bankruptcy law.

          c.   TRANSFER OF ASSETS TO THE LIQUIDATING TRUST

          On the Effective Date, the Debtors shall transfer all of the Trust Assets, except for assets needed to consummate the anticipated merger of FVC with U.S. Dry Cleaning, to the Liquidating Trust. The Debtors shall also execute and deliver all documents reasonably required by the Liquidating Trust, including the endorsement of any instruments, all business records of the Debtors, and authorizations to permit the Liquidating Trust to access all bank records, tax returns, and other files and records of the Debtors. All business records of the Debtors transferred to the Liquidating Trust shall constitute the business records of the Liquidating Trust pursuant to Federal Rule of Evidence 803(b) in any subsequent legal proceeding(s). The Liquidating Trust, after the Effective Date, shall control all of the Debtors' applicable legal privileges, including control over the attorney-client privilege, for matters arising from or relating to transactions occurring, in whole or in part, prior to the Effective Date. The Liquidating Trust shall be considered the successor in interest to the Debtors.

          The transfer of assets to the Liquidating Trust shall be treated for federal income tax purposes and for all purposes of the Internal Revenue Code of 1986, as amended (the "Tax Code") (e.g., sections 61(a)(12), 483, 1001, 1012 and
1274), as a transfer to creditors to the extent creditors are beneficiaries of the Liquidating Trust. The transfer will be treated as a deemed transfer to the beneficiary-creditors followed by a deemed transfer by the beneficiary-creditors to the Liquidating Trust. The beneficiaries of the Liquidating Trust shall be treated as the grantors and deemed owners of the Liquidating Trust for federal income tax purposes.

          On the Effective date, U.S. Dry Cleaning will merge with and into FVC. Upon successful completion of the Merger, the Liquidating Trust shall receive shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 313,871 shares of New Common Stock for the benefit of the beneficiaries of the Liquidating Trust in accordance with the Plan, the Liquidating Trust Agreement, the Confirmation Order and applicable law. In accordance with order approving the retention of Gregory Sterling as Chief Reorganization Officer, he will receive 0.75% of common stock in the Reorganized Debtor or approximately ___ shares of New Common Stock, upon successful completion of the Merger; the ___ shares of New Common Stock to be issued to Gregory Sterling are in addition to the 313,871 shares of New Common Stock to be issued to the Liquidating Trust.

          U.S. Dry Cleaning has calculated, on a pro forma basis, that the value of the shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor has an aggregate value of $520,000. It is anticipated that the common stock of the Reorganized Debtor, including the approximately 313,871 shares of New Common Stock, will begin to be publicly traded approximately two months following confirmation of the Plan. For purposes of calculating distributions to be made under the Plan, the value of the 313,871 shares of New Common Stock shall be calculated based upon the average closing bid price for a share of stock for the five (5) trading days prior to the close of trading on the sixtieth (60th) day following the first day that such stock was traded publicly. The Liquidating Trustee shall not distribute any of the New Common Stock any earlier than the later of (a) the sixtieth (60th) day following the first day that such stock was traded publicly, and (b) the date of the initial distribution (other than New Common Stock) to holders of Class 4 General Unsecured Claims.

          d.   RIGHTS, POWERS AND DUTIES OF LIQUIDATING TRUST/TRUSTEE

          The Liquidating Trustee shall have all rights, powers and duties specified in the Plan, the Liquidating Trust Agreement, the Confirmation Order and applicable law. The Liquidating Trustee's duties shall include, but not be limited to, converting to Cash the Trust Assets, making timely distributions of Cash and the New Common Stock, and not unduly prolonging the duration of the Liquidating Trust. The Liquidating Trustee's rights and powers shall include, but not be limited to, the rights and powers of a debtor in possession under section 1107 of the Bankruptcy Code, the power to administer the Trust Assets, prosecute for the benefit of the Liquidating Trust any Causes of Action, and to otherwise perform the functions and take the actions provided for or permitted in the Liquidating Trust Agreement. On the Effective Date, the Liquidating Trustee shall be designated and serve as the representative of the Estate in accordance with section 1123(b)(3)(B) of the Code.

          e.   PROSECUTION OF CAUSES OF ACTION

          Any and all proceeds generated from the prosecution of the Causes of Action shall constitute property of the Liquidating Trust to be distributed in accordance with the Plan. On the Effective Date, the Liquidating Trustee and the Committee shall be designated and serve as representatives of the Estate in accordance with section 1123(b)(3)(B) of the Code. The Liquidating Trustee and the Committee shall have authority, but shall not be required, to prosecute Causes of Action on behalf of the Liquidating Trust. The Liquidating Trust and the Committee shall not be subject to any counterclaims in respect of the Causes of Action; provided, however, that the Causes of Action will be subject to any setoff rights to the same extent as if the Debtors had pursued the Causes of Action themselves.

          Notwithstanding any provision or interpretation to the contrary (except Article IX of this Plan), nothing in the Plan or the Confirmation Order, including the entry thereof, or the Liquidating Trust Agreement shall constitute or be deemed to constitute a release, waiver, relinquishment or bar, in whole or in part, of any Causes of Action possessed by the Estate or the Debtors prior to the Effective Date. In the event that the Bankruptcy Court, or any other court of competent jurisdiction, determines that the assignment of any Causes of Action to the Liquidating Trust pursuant to the Plan is invalid or does not grant to the Liquidating Trust, through either the Liquidating Trustee or the Committee, standing to pursue such Causes of Action, then in such case the Liquidating Trust shall be deemed appointed as the representative of the Estate for purposes of pursuing such Causes of Action, and the proceeds thereof shall be distributed in accordance with the terms of the Plan.

          f.   POST-EFFECTIVE DATE ADMINISTRATIVE FEES AND EXPENSES

          Except as otherwise ordered by the Bankruptcy Court or provided in the Plan and Liquidating Trust Agreement, the amount of any reasonable Post-Effective Date Administrative Fees and Expenses shall be paid by the Liquidating Trustee in Cash in accordance with the Liquidating Trust Agreement. The Liquidating Trustee shall also comply with all reporting requirements of the U.S. Trustee. The Liquidating Trustee shall have the authority to employ counsel by order of the Bankruptcy Court upon a duly-filed application in accordance with the Bankruptcy Code and Bankruptcy Rules.

          g.   DISSOLUTION OF LIQUIDATING TRUST

          Upon completion of its function as designated in the Plan and in the Liquidating Trust Agreement, the Liquidating Trust shall be dissolved.

     4.   EMPLOYEE ISSUES

          a.   EMPLOYEES

          As of the Effective Date, the then-current directors, officers and other employees of the Debtors shall be relieved of their positions and corresponding duties and obligations, and shall be deemed terminated "without cause," including for purposes of any employment agreements or severance obligations, in addition to any rejection of employment agreements or severance obligations in accordance with Article VIII.

          b.   TREATMENT OF EMPLOYEE BENEFIT PROGRAMS

          As soon as practicable following the Effective Date, to the extent not otherwise accomplished prior to the Effective Date, all Employee Benefit Programs shall be deemed terminated in accordance with their terms without further action by the Debtors, the Estate, the Liquidating Trustee, or the Committee. All rights are reserved to assert that the agreements underlying any of the Employee Benefit Programs constitute executory contracts that may be rejected pursuant to Article VIII of the Plan. The Liquidating Trustee, in consultation with the Committee, shall take any actions and make payment of the actual amount, if any, required to be contributed to or on account of an employee program to permit the termination of such programs and discharge all benefit liabilities to participants and beneficiaries of such program.

     5.   DISSOLUTION OF CUSEEME

          As of the Effective Date, CUseeMe, after having transferred all its property to the Liquidating Trust pursuant to the Plan, and after having terminated the employment of all employees, if any, shall be deemed dissolved without the necessity for any further actions, except for such administrative actions as may be necessary to carry out the purposes of the Plan and wind-up of its affairs; provided, however, that CUseeMe or the Liquidating Trustee shall file with the Secretary of State for its state of incorporation a certificate of dissolution and/or other document necessary for dissolution, which may be executed by an officer of CUseeMe or the Liquidating Trustee without the need for approval by the Board of Directors or Equity Interest holders or compliance with state law.

D.   RISK FACTORS

          The projected percentage distribution to creditors in the Plan is a function of the amount of Cash on hand, the amount of Cash actually recovered through prosecution of Causes of Action or otherwise, the value of the New Common Stock and the amount of Claims ultimately allowed against the Estate. The following may directly impact the amount paid out to holders of Allowed Claims and the value of the New Common Stock:

     1.   THE OUTCOME OF CLAIM OBJECTIONS AND LITIGATION, IF ANY

          The success of the Liquidating Trustee and the Committee with respect to Claim objections and litigation (including but not limited to prosecution of Causes of Action), if any, will directly impact the amount paid out to holders of Allowed Claims. At this time, the Claims have not been reviewed nor the potential Causes of Actions evaluated. It will be solely within the discretion of the Committee and the Liquidating Trustee to perform these tasks post-confirmation. The Committee and the Liquidating Trustee will make such decisions in the best interest of Creditors taking into account the potential recoveries, legal fees and costs, the total amount of Claims, and the potential benefit to Creditors.

     2.   THE FINAL LIQUIDATION VALUES OF THE CLAIMS

          Certain Claims against the Debtors are contingent, unliquidated and/or disputed. Consequently, the amounts paid out to holders of General Unsecured Claims (and to holders of junior Claims and Equity Interests) may be directly affected by the occurrence or non-occurrence of contingencies, and/or the final liquidation values of the Claims.

     3.   RISK FACTORS RELATING TO NEW COMMON STOCK

          There can be no assurances that U.S. Dry Cleaning will be able to identify suitable acquisition candidates, complete any such acquisitions, integrate acquired operations into existing operations or expand into new markets. Costs of integrating acquisitions with U.S. Dry Cleaning's operations may adversely affect U.S. Dry Cleaning's operating results, particularly in the quarters immediately following one or more acquisition(s). Once integrated, an acquired operation may not achieve anticipated levels of revenue or profitability or otherwise perform as expected. Furthermore, U.S. Dry Cleaning intends to finance future acquisitions and new store openings with cash from operations, the issuance of stock, borrowings, and the net proceeds from the sale of debt and/or equity securities. If U.S. Dry Cleaning does not have sufficient cash from operations, adequate credit facilities or the ability to raise cash through the sale of debt and/or equity securities, it will be unable to pursue its growth strategy. Of course, there can be no assurances as to the trading price of the New Common Stock.

E.   THE COMMITTEE

     1.   SURVIVAL OF THE COMMITTEE

          Except as otherwise provided in the Plan, the Committee shall continue, as presently constituted in the Chapter 11 Cases, after the Effective Date and shall exercise the rights and powers set forth in this Article.

     2.   RIGHTS, POWERS AND DUTIES OF THE COMMITTEE

          a.   POWERS OF COMMITTEE, GENERALLY.

          After the Effective Date and until the Chapter 11 Cases are closed or dismissed, the Committee shall continue to have all the powers and duties provided under section 1103 of the Bankruptcy Code and the Plan. The Committee is also appointed as an additional representative of the Estate under section 1123(b)(3) of the Bankruptcy Code, subject to the limitations set forth in the Plan and the Liquidating Trust Agreement.

          b.   POWERS OF THE COMMITTEE OVER THE LIQUIDATING TRUSTEE

          With respect to the Liquidating Trustee, the Committee shall have the power to (a) monitor and supervise the Liquidating Trustee; (b) remove the Liquidating Trustee upon a majority vote of the Committee approving such removal and thirty (30) days' written notice to the Liquidating Trustee; (c) appoint a replacement Liquidating Trustee (in the event that the Liquidating Trustee voluntarily resigns or is removed by the Committee) upon a majority vote of the Committee; (d) in the event of a breach by the Liquidating Trustee, take such action as the Committee deems necessary to protect the interests of the Estate or the beneficiaries of the Liquidating Trust; and (e) prosecute Causes of Action on behalf of the Estate, the Liquidating Trust and Liquidating Trustee.

     3.   LIABILITY OF THE COMMITTEE AND ITS MEMBERS

          a.   STANDARD OF CARE

          Except in the case of willful misconduct or gross negligence, neither the Committee nor any member thereof shall be liable for any loss or damage by reason of any action taken or omitted by it pursuant to the discretion, power, and authority conferred by the Plan or Bankruptcy Court orders.

          b.   NO LIQUIDATING TRUSTEE LIABILITY

          The Liquidating Trustee shall not be personally liable for the acts or omissions of the Committee or any Committee member, or any person employed by the Committee.

          c.   NO IMPLIED OBLIGATIONS

          There are no implied covenants or obligations of the Committee or its members except for those that are in the Plan or Confirmation Order.

          d.   ADVICE OF PROFESSIONALS

          In the exercise or administration of any powers granted under the

Plan, or in the performance of any of the Committee's duties and obligations in connection therewith, the Committee may consult with and act directly or through any Professional. Neither the Committee nor its members shall be liable for anything done, suffered or omitted in good faith in accordance with the advice or opinion of any Professional, so long as such advice or opinion pertains to matters that the Committee may reasonably presume to be within the scope of such Professional's expertise.

          e.   EXCULPATION OF THE COMMITTEE

          The Committee shall have no duties or obligations to the Estate or the Liquidating Trust except as set forth in the Plan and the Confirmation Order.

          f.   INDEMNIFICATION OF THE COMMITTEE

          Neither the Committee nor any Committee member shall be liable to any individual Creditor, and shall be liable only to the Estate, for acts or omissions related to performance of its duties for the Estate. The Committee shall be liable to the Estate only for such of its own acts as shall constitute willful misconduct or gross negligence. Except as provided in the Plan, the Committee shall be defended, held harmless, and indemnified by the Estate against any and all losses, claims, costs, expenses, and liabilities (including reasonable legal fees and expenses) asserted by any Person other than the Estate and any costs of defending any action brought by any Person other than the Estate to which the Committee may be subject by reason of its execution in good faith of its duties under the Plan and the Confirmation Order and in a manner the Committee reasonably believes to be in the best interests of the Estate. This indemnity is intended to be and shall be interpreted as providing indemnity to the fullest extent permissible under California law.

     4.   EMPLOYMENT AND COMPENSATION OF COMMITTEE'S COUNSEL

          a. After the Effective Date, the employment of Committee's Counsel by the Estate shall continue post-Confirmation on the same terms and conditions as its employment in the Chapter 11 Cases. Committee's Counsel shall monitor the post-Confirmation activities of the Liquidating Trust, advise the Committee of such activities, prosecute Causes of Action and objections to Claims where appropriate, and perform all reasonably necessary actions to ensure the execution of the Plan. The Committee may not employ additional Professionals absent an order of the Bankruptcy Court, after notice to the Liquidating Trustee, the U.S. Trustee, and parties requesting notice in accordance with

Article XII of the Plan and a hearing. Committee's Counsel shall be compensated by the Liquidating Trustee, with such compensation being subject to approval by the Bankruptcy Court on notice to the Committee, the Liquidating Trustee, the U.S. Trustee and parties requesting post-confirmation notice.

          b. Committee members shall serve without compensation, but shall be entitled to reimbursement of their reasonable and necessary out of pocket expenses. Committee members shall submit a detailed invoice to the Liquidating Trustee and the Committee's Counsel, which invoice shall be paid within thirty
(30) days of the submission thereof. If the Liquidating Trustee objects to a portion of the invoice, the Liquidating Trustee shall timely pay the undisputed portion of the invoice and shall reserve monies in the amount of the disputed invoice pending resolution of the objection by (a) written agreement between the member submitting the invoice and the Liquidating Trustee, or (b) resolution of the disputed amount by the Bankruptcy Court pursuant to a Final Order. Committee members shall also be entitled to coverage by an errors and omissions policy to indemnify them against claims, including defense costs, to the same extent as the Liquidating Trustee.

     5.   TERMINATION OF THE COMMITTEE

          Except as otherwise provided in the Plan, the Committee shall be dissolved and its members discharged upon entry of a final decree in the Chapter 11 Cases.

F.   DISPUTED CLAIMS

     1.   OBJECTIONS TO CLAIMS

          a.   AUTHORITY TO PROSECUTE CLAIM OBJECTIONS

          Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as expressly provided herein, from and after the Effective Date the Liquidating Trustee and the Committee shall have the exclusive right to file objections to Claims and Equity Interests. As to objections filed by the Debtors or the Committee prior to the Effective Date but not resolved or determined before the Effective Date, the Liquidating Trustee and the Committee shall be vested on the Effective Date with all rights, interests, and authority of the Debtors or the Committee with respect to the objections.

          b.   CLAIMS OBJECTION DEADLINE

          Except as otherwise provided in the Plan, the deadline for objecting to Claims shall be one hundred eighty (180) days after the Effective Date or as may be further extended by order of the Bankruptcy Court; provided, however, that if the holder of a Claim is a debtor under any Chapter of the Bankruptcy Code, then the deadline shall be one hundred eighty (180) days after the Liquidating Trustee or the Committee obtains relief from stay or other relief which will permit the filing of an objection to such Claim.

          c.   NO DISTRIBUTIONS PENDING ALLOWANCE

          Notwithstanding any other provision of the Plan, no Cash or other property shall be distributed under the Plan on account of any Claim or portion thereof unless and until such Claim or portion thereof becomes Allowed.

          d.   AUTHORITY TO SETTLE DISPUTED CLAIMS

          From and after the Effective Date, the Liquidating Trustee and the

Committee shall be authorized to compromise or settle, pursuant to Bankruptcy Rule 9019 and section 105(a) of the Bankruptcy Code, Disputed Claims or Equity Interests that are not Allowed under the Plan or by Final Order of the Bankruptcy Court in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromise or settlement of claims:

          1) If the proposed amount at which the Disputed Claim to be Allowed is less than or equal to $10,000, the Liquidating Trustee or the Committee, as appropriate, shall be authorized and empowered to settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, upon (i) the Liquidating Trustee or the Committee's receipt of the consent (such consent not to be unreasonably withheld) of the Committee in the case of a settlement by the Liquidating Trustee or the consent of the Liquidating Trustee in the case of a settlement by the Committee, or (ii)

Bankruptcy Court approval of such settlement after a hearing on notice to the Liquidating Trustee or the Committee (as appropriate), the U.S. Trustee and parties requesting post-confirmation notice in accordance with Article XII of the Plan and a hearing; and

          2) If the proposed amount at which the Disputed Claim is to be Allowed is greater than $10,000, the Liquidating Trustee or the Committee (as appropriate) shall be authorized and empowered to settle such Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only upon receipt of Bankruptcy Court approval of such settlement after notice to the Liquidating Trustee or the Committee (as appropriate), the U.S. Trustee and parties requesting post-confirmation notice in accordance with Article XII of the Plan and a hearing.

          e.   SETOFFS

          The Liquidating Trustee may, in accordance with section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or the Estate may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Estate, the Liquidating Trustee or the Committee of any such claims, rights and causes of action that the Debtors or the Estate may possess against such holder.

          f.   ESTIMATION OF CLAIMS

          Subject to the allocation of authority and responsibility provided in the Plan, the Liquidating Trustee or the Committee may at any time request that the Bankruptcy Court estimate, pursuant to section 502(c) of the Bankruptcy Code, any Claim that is contingent, unliquidated or disputed, regardless of whether any party in interest has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.

          In the event that the Bankruptcy Court estimates any contingent. unliquidated or disputed Claim, the amount of such estimation will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee or the Committee, as appropriate, may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim.

          All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any mechanism permitted under the Bankruptcy Code or the Plan.

     2.   AMENDMENTS TO CLAIMS

          Prior to the Confirmation Date, a Claim may be amended only as agreed upon by the Liquidating Trustee, the Committee, and the holder of such Claim, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules and applicable law. After the Confirmation Date, a Claim may be filed only with the authorization of the Bankruptcy Court, and may be amended only with the authorization of the Bankruptcy Court or as agreed upon by the Liquidating Trustee, the Committee, and the holder of such Claim. Any new or amended Claim filed in violation of this paragraph shall be deemed disallowed in full without any action by the Debtors, the Liquidating Trustee, or the Committee.

G.   DISTRIBUTIONS

     1.   DISBURSING AGENT

          The Liquidating Trustee shall act as the disbursing agent under the Plan. Cash distributions shall be made by the Liquidating Trustee in accordance with the Plan.

     2.   CLAIM DISTRIBUTION RECORD DATE

          The date of record for determining the entitlement of any holder of a Claim is the Claim Distribution Record Date. The Debtors, the Liquidating Trustee, the Committee and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Claim Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder only with those record holders of Claims as of the Claim Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions. An assignee of a transferred and assigned scheduled or filed Claim shall be permitted to receive distributions in accordance with the Plan only if the transfer and assignment has been reflected on the Bankruptcy Court's docket as of the Claim Distribution Record Date.

          a.   DISPUTED CLAIMS RESERVE

          On the Effective Date and from time-to-time as further distributions are made, the Liquidating Trustee shall deposit into the Disputed Claims Reserve Account distributions for any Disputed Claims based on the assumption that all such disputed items will be allowed in full, unless the Bankruptcy Court shall estimate that a smaller reserve is sufficient. If the Bankruptcy Court so orders, any claimant whose Claim is so estimated shall have recourse only to the reserve established by the Bankruptcy Court for such Claimant's Disputed Claim, and not to the Debtors, the Estate, the Liquidating Trustee, the Committee or any Person receiving property or distributions under the Plan, even if the Allowed Claim of such claimant exceeds the maximum estimation of such Claim. THUS, THE BANKRUPTCY COURT'S ESTIMATION OF A DISPUTED CLAIM WILL LIMIT THE DISTRIBUTION TO BE MADE THEREON, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH CLAIM. All interest, dividends, and profits earned in the Disputed Claims Reserve Account shall be property of the Estate and shall accrue for the benefit of the Estate, and no holder of any Claim or any Disputed Claim shall have any rights in such interest, dividends, or profits, except as provided in the Plan.

     3.   MANNER OF PAYMENT UNDER THE PLAN

          Any payments of Cash made by the Liquidating Trustee on account of Allowed Claims pursuant to the Plan may be made either by check or by wire transfer, at the option of the Liquidating Trustee, and drawn on or from the Plan Disbursement Account.

     4.   DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE DISTRIBUTIONS

          Distributions to holders of Allowed Claims under the Plan shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court, unless superseded by a new address as set forth (i) on a proof of claim filed by a holder of the Claim, (ii) in another writing notifying the Liquidating Trustee of a change of address prior to the Claim Distribution Record Date, or (iii) in a request for payment of an Administrative Expense Claim, as the case may be. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Liquidating Trustee is notified of such holder's then-current address, at which time all missed distributions shall be made to such holder, without interest.

          Except as provided in the Plan, any distribution under the Plan on account of an Allowed Claim that is undeliverable to the claimant's last known address and which is unclaimed ("Unclaimed Property") shall be deposited into the Disputed Claims Reserve Account to be held for the benefit of the holders of Allowed Claims entitled thereto under the terms of the Plan. Upon presentation of proper proof by a claimant entitled to such Unclaimed Property, the Unclaimed Property due the claimant shall be released from the Disputed Claims Reserve Account and paid to such claimant.

          Notwithstanding the foregoing, one (1) year after the Unclaimed Property is initially distributed, claimants shall cease to be entitled to the Unclaimed Property in which they previously had an interest, and such Unclaimed Property shall then be transferred to the Plan Disbursement Account and distributed in the same manner as other distributions, and the claimant to whom such Unclaimed Property was delivered shall forever be removed as the holder of an Allowed Claim against the Debtors or the Estate and shall receive no distributions under the Plan. Any distribution of New Common Stock under the Plan on account of an Allowed Claim that is undeliverable to the claimant's last known address and which is unclaimed for one (1) year following the initial distribution shall be cancelled on the books and records of the Reorganized Debtor one (1) year after the New Common Stock is initially distributed under the Plan.

     5.   INTEREST ON CLAIMS

          Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, interest, fees, costs, and other charges accruing or incurred on or after the Petition Date shall not be paid on any Claim or Equity Interest. With respect to oversecured Claims (see 11 U.S.C. ss. 506(b)), post-petition interest shall accrue on such Claims at the applicable statutory or contractual non-default rate, as the case may be.

     6.   COMPLIANCE WITH TAX REQUIREMENTS

          In connection with the Plan, to the extent applicable, the Liquidating Trustee in making Distributions under the Plan shall comply with all tax withholding and reporting requirements imposed by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Liquidating Trustee may withhold the entire distribution due to any holder of an Allowed Claim until such time as such holder provides the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Liquidating Trustee to the appropriate authority. If the holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any governmental unit within six (6) months from the date of first notification to the holder of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the holder's distribution shall be treated as an undeliverable distribution in accordance with the Plan.

     7.   ALLOCATION OF DISTRIBUTIONS

          Distributions to any holder of an Allowed Claim shall be allocated first to the original principal portion of any such Allowed Claim, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim.

     8.   FRACTIONAL DOLLARS

          Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded up. No fractional shares of New Common Stock shall be issued and all fractional shares shall be rounded down to the nearest whole share. Holders of Allowed Claims who would be entitled to fractional shares but for this provision shall receive no consideration therefor because such amount will be de minimis.

     9.   DE MINIMIS DISTRIBUTIONS

          No Cash payment of less than twenty dollars ($20.00) shall be made by the Liquidating Trustee to any holder of an Allowed Claim unless a request therefor is made in writing to the Liquidating Trustee. Any undistributed amount shall be held over to the next distribution date, if any. No distribution of New Common Stock shall be made to any holder of an Allowed Claim of less than five hundred dollars ($500.00) as such distribution will be de minimis.

     10.  NO DISTRIBUTIONS ON ACCOUNT OF INTERCOMPANY CLAIMS

          Notwithstanding anything to the contrary in the Plan, there shall be no distributions on account of Intercompany Claims.

     11.  INVESTMENT OF CASH

          The Liquidating Trustee shall invest and deposit Cash only in Allowed Investments and the Accounts referenced in the Plan and the Liquidating Trust Agreement. Interest earned on any invested and deposited Cash shall not be payable to any particular Class or Claim, but shall be held generally as Cash of the Estate.

     12.  CLAIMS COVERED BY INSURANCE

          Any Allowed Claim that has available as a source of payment either an insurance policy issued to the Debtors or the Liquidating Trustee or in which either Debtors, the Liquidating Trustee or the Estate has any rights as named insured or beneficiary, including but not limited to general liability, workers compensation, and automobile insurance, shall receive distributions pursuant to this section. Nothing in the Plan modifies, limits, impairs, or otherwise affects the terms or provisions of any particular insurance policy, program, or agreement, or the nature and extent of coverage thereunder.

          a.   AUTHORIZED INSURANCE PAYMENTS

          If an insurer stipulates that payment of an Allowed Claim will not affect coverage for other Claims that may be made under the same insurance policy (i.e., aggregate limits are sufficient to cover all such Claims), the claimant may receive payment from said insurer without further order of the Bankruptcy Court. If there is no such stipulation by the insurer (i.e., an aggregate limit may exist), the Liquidating Trustee shall use his best efforts to obtain an order from the Bankruptcy Court authorizing the insurer to exercise either of the following two (2) payment options:

          1) Option A: The insurer shall pay the amount of the Allowed Claim (up to the amount of policy limits) to the claimant if the Bankruptcy Court estimates that total Claims will not exceed the limits of the policy at issue and authorizes payment; or

          2) Option B: The insurer shall pay the amount of the Allowed Claim (up to the amount of the policy or bond limits) to the Estate for Pro Rata distribution to all holders of Allowed Claims whose Claims are insured by the particular insurance policy at issue. Upon said payment, all suits against the insurer based upon, arising out of, or related to the Claim for which payment was made shall be enjoined. The funds paid to the Estate under this section shall be deposited into a separate account, which shall be interest-bearing if possible, and held for payment of only those Allowed Claims that are covered by the insurance policy at issue; and distribution of funds in this account shall be made only when and on such terms as the Bankruptcy Court authorizes.

          3) The Liquidating Trustee or any holder of an Allowed Claim that is covered by an insurance policy may file a motion in the Bankruptcy Court for an order authorizing payment or distribution under this section, on notice to the Liquidating Trustee, the Committee, the U.S. Trustee and parties requesting post-confirmation notice in accordance with Article XII of the Plan, the claimant, and the applicable insurance company.

          b.   EXHAUSTION OF INSURANCE

          Distributions on account of Allowed Claims shall be made first from the applicable insurance policies before any distribution is made on account of such Allowed Claims from the Cash in the Estate, including from the Disputed Claims Reserve Account. The Bankruptcy Court may provisionally determine or estimate that a Claim would be covered by an insurance policy, if and to the extent it were an Allowed Claim, in which event the Claim shall be provisionally disallowed and shall not receive any distributions from the Estate or the Disputed Claims Reserve Account pending a determination by an arbitrator, judge, or court of competent jurisdiction as to whether and to what extent such Claim is covered by the insurance policy. Each Allowed Claim shall be reduced by all payments that the holders of said Allowed Claim receives pursuant to any insurance policy.

          c.   COVERAGE DENIED

          a. If an insurer denies coverage of an Allowed Claim, then such Claim shall be treated the same as an Allowed Claim in accordance with the Plan.

          b. If the Estate, or the holder of an Allowed Claim, obtains a recovery from an insurer for an Allowed Claim for which coverage was earlier denied, then the recovery shall be treated the same as a payment on account of distributions made to holders of Allowed Claims in the same Class under this Plan. If the Claimant has previously received a distribution of Cash from the Estate on account of its Allowed Claim, such distribution shall be credited against the distribution made on account of Allowed Claims in its Class and, to the extent that the insurance recovery plus the prior distribution exceeds the distribution on account of such Allowed Claim, said surplus shall be retained by the Estate or, if held by the claimant, turned over to the Estate.

          d.   CALCULATION OF CLAIM FOR DISTRIBUTIONS

          In the event an Allowed Claim receives payment from an insurance policy and the holder thereof also seeks distributions of Cash from the Estate, then the aggregate of (a) all payments received on account of said Allowed Claim from any insurance, plus (b) distributions of Cash from the Estate on account of said Allowed Claim, shall not exceed (c) an amount equal to the Cash and New Common Stock said Allowed Claim would have been entitled to under the Plan.

H.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.   APPROVAL OF REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          All executory contracts and unexpired leases that exist between the Debtors and any Person, whether or not previously listed by the Debtors on their Schedule G's, shall be deemed rejected as of the Confirmation Date, except for any executory contract or unexpired lease that (a) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, or (b) as to which a motion for approval of the assumption of such contract or lease has been filed and served prior to the Confirmation Date. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.

     2. BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES REJECTED PURSUANT TO THE PLAN

          Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court no later than thirty (30) days after the Confirmation Date. Any Claims not filed within such applicable time periods shall be forever barred from assertion and shall receive no distributions under the Plan.

I.   SETTLEMENT, EXCULPATION, INDEMNIFICATION AND RELEASES

     1.   EXCULPATION OF PLAN PROPONENTS AND THEIR AGENTS

          Neither the Debtors, the Committee, nor any of their respective members, officers, directors, employees, representatives, and agents (including, but not limited to any attorneys, advisors, investment bankers and other professionals retained by such Persons) shall have or will incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the distribution of property under the Plan, except for liability based on willful misconduct or gross negligence as determined by Final Order of the Bankruptcy Court. This provision shall not supercede the "safe harbor" from liability provided by section 1125(e) of the Bankruptcy Code.

     2.   INDEMNIFICATION

          The Debtors shall indemnify all of their officers and directors in office on the Confirmation Date from and against any liability to the extent such liability is covered by any insurance policy in which such directors and officers are insured.

     3.   RELEASE OF PARTIES ENTITLED TO INDEMNIFICATION AND EXCULPATION

          All Creditors and Equity Interest holders who vote to accept the Plan shall be deemed to release the members, officers, directors, employees, representatives, and agents of the Debtors and the Committee (including, but not limited to any attorneys, advisors, investment bankers and other professionals retained by such Persons) with respect to all claims, rights and causes of action that could have been brought by or on behalf of such Creditors or Equity Interest holders, whether arising before, on or after the Petition Date, known or unknown, suspected or unsuspected, in law or in equity.

          In addition, the Debtors shall be deemed to release the members, officers, directors, employees, representatives, and agents of the Debtors and the Committee (including, but not limited to any attorneys, advisors, investment bankers and other professionals retained by such Persons) with respect to all claims, rights and causes of action that could have been brought by or on behalf of such Creditors or Equity Interest holders, whether arising before, on or after the Petition Date, known or unknown, suspected or unsuspected, in law or in equity, except for liability based on willful misconduct as determined by Final Order of the Bankruptcy Court.

                                       IV.

                    CONFIRMATION REQUIREMENTS AND PROCEDURES

          PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic confirmation issues that they may wish to consider, as well as certain deadlines for filing Claims. The Plan Proponents CANNOT and DO NOT represent that the discussion contained below is a complete summary of the law on this topic.

          Many requirements must be met before the Bankruptcy Court can confirm a Plan. The requirements are set forth in section 1129 of the Bankruptcy Code. For example, the Plan must be proposed in good faith and must be feasible. Whether creditors accept the Plan (by vote), and whether the Plan pays creditors at least as much as creditors would receive in a Chapter 7 liquidation, are also important. These requirements are not the only requirements for confirmation.

A.   VOTING TO ACCEPT OR REJECT THE PLAN

     1.   WHO MAY VOTE TO ACCEPT/REJECT THE PLAN

          The Plan divides Claims against and Equity Interests in the Debtors into various classes, and provides separate treatment for each class. A party has a right to vote to accept or reject the Plan if that party has a Claim or Equity Interest that is both (1) Allowed for voting purposes, and (2) classified in an impaired class. Note, however, that that a class is deemed to have not accepted the Plan if the Plan provides that the Claims or Equity Interests of such class do not entitle the holders of such Claims or Equity Interests to receive or retain any property under the Plan on account of such Claims or Equity Interests.

          a.   WHAT IS AN ALLOWED CLAIM OR INTEREST

          A Claim or Equity Interest is Allowed for voting purposes if (i) it is listed by the Debtors on their Schedules as undisputed, liquidated, and non-contingent, or asserted in a proof of claim or proof of interest filed with the Bankruptcy Court; and (ii) no party in interest has objected to the Claim or Equity Interest on or before the hearing on confirmation of the Plan. When an objection to a Claim or Equity Interest is filed, the creditor or interest holder holding the Claim or Equity Interest cannot vote unless the Bankruptcy Court, after notice and a hearing, either overrules the objection or allows the Claim or Equity Interest for voting purposes.

          b.   WHAT IS AN IMPAIRED CLAIM/INTEREST

          A class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that class. For example, a class comprised of General Unsecured Claims is impaired if the Plan fails to pay the members of that class one hundred percent (100%) of what they are owed.

          In this case, the Plan Proponents believe that Classes 1, 4, 5, 6 and 7 are impaired, and that holders of Claims or Interests in each of these Classes are therefore entitled to vote to accept or reject the Plan, except Class 7. Class 7 is deemed not to have accepted the Plan because the holders of Equity Interests in such Class do not receive or retain anything under the Plan on account of such Equity Interests. The Plan Proponents believe that Classes 2 and 3 are unimpaired and that holders of Claims in each of these Classes therefore do not have the right to vote to accept or reject the Plan. Parties who dispute the Plan Proponents' characterization of their Claim or Equity Interest as being impaired or unimpaired may file an objection to the Plan contending that the Plan Proponents have incorrectly characterized the Class.

          Some parties may hold Allowed Claims or Interests in more than one impaired Class. These parties must vote separately for each Class that is entitled to vote, and should receive a Ballot for all of their Claims in each such Class and should complete, sign and return each Ballot received.

          The Plan Proponents have provided a copy of the Plan, Disclosure Statement and a Ballot to parties entitled to vote on the Plan (i.e. members of Classes 1, 4, 5 and 6, who hold Claims that are allowed for voting purposes).

     2.   WHO IS NOT ENTITLED TO VOTE

          The following four types of Claims are not entitled to vote: (1) Claims that have been disallowed; (2) Claims in unimpaired classes; (3) Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(8); and (4) Claims in classes that do not receive or retain any value under the Plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Bankruptcy Code sections 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Bankruptcy Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

     3.   VOTES NECESSARY FOR A CLASS TO ACCEPT THE PLAN

          A class of Claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the Claims that properly submitted ballots on the Plan voted in favor of the Plan. A class of Equity Interests is considered to have accepted the Plan when the holders of at least two-thirds (2/3) in amount of the Interests of such class who properly submitted ballots on the Plan voted in favor of the Plan.

     4.   VOTES NECESSARY TO CONFIRM THE PLAN

          If impaired classes exist, the Bankruptcy Court cannot confirm the Plan unless (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and (2) all impaired classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cram down" on non-accepting classes, as discussed immediately below in Section IV.B.5.

          As noted above, the Plan Proponents will separately file a motion to substantively consolidate the Debtors' Chapter 11 estates. Votes by Creditors with respect to the Plan will thus be tabulated by (a) each class of Claims separately with respect to each Debtor, and (b) each class of Claims jointly as to both Debtors. Thus, if each class of Claims votes to accept the Plan separately with respect to each Debtor, the motion to substantively consolidate the Chapter 11 estates would become moot and the Court could otherwise confirm the Plan without considering that motion. Conversely, if the motion were granted, the Court could confirm the Plan upon the votes to accept the Plan by each class of Claims jointly as to both Debtors.

     5.   CONFIRMATION OF PLAN WITHOUT NECESSARY ACCEPTANCES

          As noted above, even if impaired classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the non-accepting classes are treated in the manner required by the Code. The process by which non-accepting classes are forced to be bound by the terms of the Plan is commonly referred to as "cram down." The Bankruptcy Code allows the Plan to be "crammed down" on non-accepting classes of Claims or Equity Interests if the Plan meets all consensual requirements except the voting requirements of section 1129(a)(8), and if the Plan does not "discriminate unfairly" and is "fair and equitable" toward each impaired class that has not voted to accept the Plan as referred to in section 1129(b) and applicable case law.

          The Plan Proponents will ask the Bankruptcy Court to confirm the Plan by cram down on impaired classes 1, 4, 5 and 6 if any of these classes do not vote to accept the Plan.

     6.   PROCEDURE FOR VOTING

          a.   RETURN OF BALLOT FORMS

          In voting for or against the Plan, please use only the Ballot(s) sent to you with this Disclosure Statement. You may receive more than one Ballot, and if you do, you should assume each Ballot is for a Claim or Equity Interest in a different Class in which you are entitled to vote.

          Parties entitled to vote should vote on the Plan by completing the enclosed Ballot and delivering it to counsel for the Committee at the following address:

          Christopher Alliotts, Esq.
          SULMEYERKupetz, A Professional Corporation
          1080 Marsh Road, Suite 110
          Menlo Park, California 94025
          Facsimile: (650) 326-5134

          b.   DEADLINE

          For a Ballot to be counted and considered in the voting on the Plan, it must be received at the above address no later than 5:00 p.m. (Pacific Standard Time) on _______________, 2005 (the "Voting Deadline").

          c.   METHOD OF DELIVERY

          Ballots may be returned via regular U.S. Mail, postage prepaid; overnight delivery, hand delivery; or by facsimile; provided that, for the Committee to count a Ballot received by facsimile, the Committee must also receive the original of the Ballot by U.S. Mail, postage prepaid, overnight delivery, or hand delivery within forty-eight (48) hours of the Voting Deadline. In addition, oral ballots cannot be received or counted. Creditors are therefore urged to complete, date, sign and return the enclosed Ballot so that it will be received by the time and date set forth above.

          d.   PROCEDURE FOR WITHDRAWING OR CHANGING VOTES

          A holder of a Claim who has delivered a valid Ballot voting on the Plan may withdraw or change such vote solely in accordance with Bankruptcy Rule 3018(a), which provides in relevant part that the Bankruptcy Court may permit a Creditor to change or withdraw its vote after notice and a hearing and for cause shown.

B.   LIQUIDATION ANALYSIS

          Another confirmation requirement is the "Best Interest Test", which requires a liquidation analysis. Under the Best Interest Test, if a Creditor or

Equity Interest holder is in an impaired class and that Creditor or Equity Interest holder does not vote to accept the Plan, then that Creditor or Equity Interest holder must receive or retain under the Plan property of a value not less than the amount that such Creditor or Equity Interest holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

          Generally, in a Chapter 7 case, a debtor's assets are usually sold by a Chapter 7 trustee. Secured creditors are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative expense claims and other priority claims are paid next. Unsecured creditors are then paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the amount of total allowed unsecured claims. Finally, interest holders receive the balance that remains, if any, after all creditors are paid.

          For the Bankruptcy Court to be able to confirm the Plan, the Court must find that all Creditors and Equity Interest holders who do not accept the Plan will receive at least as much under the Plan as such holders would receive under a Chapter 7 liquidation. The Plan Proponents maintain that this requirement is met here for the following reasons.

          In a Chapter 7 case, a Chapter 7 trustee is appointed and is entitled to compensation from the bankruptcy estate in an amount not to exceed 25% of the first $5,000 of all moneys disbursed, 10% of any amount over $5,000 but less than $50,000, 5% of any amount over $50,000 but less than $1 million, and 3% of all amounts over $1 million. In this case, assuming a distribution of approximately $1,419,000, a Chapter 7 trustee's compensation is estimated to be approximately $95,820.00. Counsel for a Chapter 7 trustee would incur additional fees and costs of estimated to be approximately $100,000.00. By contrast, it is anticipated that the fees of the Liquidating Trustee will be approximately $170,000, consisting of $50,000 in hourly fees and $120,000 in New Common Stock.

          In addition, because the Chapter 7 trustee would likely replace the professionals currently employed by the Estate, the Chapter 7 trustee's new professionals would burden the Estate with additional fees to become familiar with the issues in this case. Furthermore, the Plan Proponents believe that in a Chapter 7 liquidation, distributions to Creditors would be delayed due to, among other things: (a) the setting of a new bar date for the filing of proofs of claim, which could also result in the filing of additional claims and thus reduce the Pro Rata distribution to each of the Debtors' Creditors; (b) the preparation of the Debtors' final report to the U.S. Trustee; and (c) the administrative activities of the U.S. Trustee and the Court clerk's office in connection with, among other activities, converting and closing the case. Thus, the Plan Proponents conclude that the Plan provides fair and equitable treatment of all classes of Creditors and the greatest feasible recovery to all Creditors.

          Further, if this case were converted to Chapter 7, the Estate would not receive the shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor from the anticipated Merger of FVC with U.S. Dry Cleaning. The value of the approximately 313,871 shares of New Common Stock in the Reorganized Debtor have a pro forma value of $520,000. Thus, the New Common Stock would not be an asset of a Chapter 7 estate, the absence of which would further diminish the return to claimants in this case. Instead, pursuant to the Plan, the Liquidating Trustee will facilitate the merger of FVC with U.S. Dry Cleaning and thus significantly increase the value of the Estate for the beneficiaries of the Liquidating Trust.

          Below is a demonstration, in tabular format, that all Creditors and Equity Interest holders will receive at least as much under the Plan as such Creditor or Equity Interest holder would receive in a Chapter 7 liquidation case assuming a conversion occurred in November 2005. This information is provided by the Plan Proponents.


  =============================================  ===================================================================================
     Assets, Claims, Classes, and Interests       Dollar Amounts of          Payout           Dollar Amounts of          Payout
                                                    Assets, Claims         Percentage           Assets, Claims        Percentage in
                                                   and Interests in       in Chapter 7         and Classes in        Under the Plan
                                                      Chapter 7            Liquidation            Chapter 11
  =============================================  ====================  ====================  ====================  =================

  Current Assets - Cash on Hand                           $1,419,000                                  $1,419,000
  New Common Stock in Chapter 11                                                                        $520,000
  Total Assets Available for Distribution                 $1,419,000                                  $1,939,000
  Administrative Claims - Chapter 7 trustee                 $195,820          100%                         $0.00           100%
  Administrative Claims - Chapter 11                        $600,000          100%                      $600,000           100%
  ---------------------------------------------  --------------------  --------------------  -------------------   -----------------
  Priority Tax Claims[1]                                       $0.00          100%                         $0.00           100%
  Class 1 - Secured Tax Claims                                 $0.00          100%                         $0.00           100%
  Class 2 - Secured Non-Tax Claims                             $0.00          100%                         $0.00           100%
  Class 3 - Priority Non-Tax Claims                         $379,429          100%                      $379,429           100%
  Class 4 - General Unsecured Claims                      $1,784,115           14%                    $1,784,115           43%
  Class 5 - Preferred Stock Interests                  27,437 shares           0%                  27,437 shares            0%
  Class 6 - Equity Interests                       16,113,486 shares           0%              16,113,486 shares            0%
  ---------------------------------------------  --------------------  --------------------  -------------------   -----------------


PERCENTAGE OF DISTRIBUTION UNSECURED CREDITORS WOULD RECEIVE ON ACCOUNT OF THEIR CLAIMS IN A CHAPTER 7 LIQUIDATION: = 0.00%
PERCENTAGE OF DISTRIBUTION UNSECURED CREDITORS WOULD RECEIVE ON ACCOUNT OF THEIR CLAIMS UNDER THE PLAN: = approximately 43.00%

          In summary, the percentage to be paid to general unsecured creditors is greater under the Plan than in a Chapter 7 liquidation case for two reasons.

------------------------------
          ((1) The amounts listed in the tabulation under each category of Claims are as listed in the Schedules. As noted above under the Summary of the Plan (Article III of this Disclosure Statement), Creditors have filed proofs of claim that have increased the face amount of priority tax claims to $446,641.49, secured tax claims to $147.03, secured claims to $32,642.66, non-tax priority claims to $1,296,224.52, and general unsecured claims to $6,785,707.95. The Debtors believe that the aggregate amount of Allowed Claims, after completion of the Claims reconciliation process, should be closer to the amounts reflected on the Schedules than on the proofs of claim. In any event, to the extent the aggregate Claim amounts are higher or lower than the amounts reflected in the Schedules, the percentage distribution available for holders of Allowed General Unsecured Claims in Chapter 11 will nevertheless exceed that available in Chapter 7 due to, as noted above, the additional assets available under the Plan (i.e., the New Common Stock) and the lower amount of liabilities incurred in a Chapter 11 case (i.e., the absence of chapter 7 trustee fees and expenses).

The first is that the Estate will not have to pay the fees and costs associated with the appointment of a Chapter 7 trustee. The second is that the Estate will receive the shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor, which has a pro forma value of $520,000, as part of the reorganization contemplated by the Plan. The Estate would not receive the New Common Stock if this case were converted to Chapter 7.

C.   FEASIBILITY

          Another requirement for confirmation involves the feasibility of the Plan, which means that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. There are at least two important aspects of a feasibility analysis.

          The first aspect considers whether the Debtors will have enough cash on hand on the Effective Date of the Plan to pay all the Claims and Administrative Expenses that are entitled to be paid on such date. The Plan Proponents maintain that this aspect of feasibility is satisfied by virtue of the fact that the Debtors currently have approximately $1,805,643 in cash on hand. This amount is more than sufficient to pay in full all Administrative Expense Claims, statutory costs and charges, and other payments due on the Effective Date.

          The second aspect considers whether the Plan Proponents will have enough cash over the life of the Plan to make the required Plan payments. This aspect of feasibility is not applicable here because the Plan is a "pot plan" that does not contemplate payments over the life of the Plan. Rather, the Plan proposed is the vehicle by which the Debtors will distribute the Cash currently on hand, other amounts subsequently recovered by the Estate and to distribute the New Common Stock issued to the Estate as part of the Plan. The Plan Proponents have therefore not provided financial information on a going forward basis.

D.   TIME AND PLACE OF THE CONFIRMATION HEARING

          The hearing where the Bankruptcy Court will determine whether or not to confirm the Plan will take place on _____________, 2005 at ______ (Pacific Standard Time), in Courtroom 23, United States Bankruptcy Court, 235 Pine Street, San Francisco, California 94104. The hearing may be adjourned from time to time without further notice except for an announcement made at the hearing or any adjourned hearing.

E.   OBJECTIONS TO CONFIRMATION

     1.   WHO MAY OBJECT TO CONFIRMATION OF THE PLAN

          Any party in interest may object to the confirmation of the Plan (although, as explained above, not everyone is entitled to vote to accept or reject the Plan).

     2.   PROCEDURE FOR OBJECTING TO THE CONFIRMATION OF THE PLAN

          Any objection to confirmation of the Plan must be made in writing, state all grounds for objection, be filed with the Clerk of the Bankruptcy Court and served upon the attorneys for the Debtors and the Committee (at the addresses stated in the upper left-hand corner of the first page of this Disclosure Statement), and the U.S. Trustee, by 5:00 p.m. on _____________, 2005.

                                       V.

                         EFFECT OF CONFIRMATION OF PLAN

A.   BINDING EFFECT OF THE PLAN.

          The provisions of the Plan and the Liquidating Trust Agreement shall bind the Debtors, each Creditor, each Equity Interest holder, the Committee, the Liquidating Trustee, and any successor or assign, including any Chapter 7 or Chapter 11 trustee, whether or not the Claim or Equity Interest of such Person arose before or after the Petition Date or the Effective Date, whether or not the Claim or Equity Interest is impaired under the Plan, and whether or not such Person has accepted the Plan. Except as provided for in the Plan, all property of the Estate is free and clear of all liens, interests in such property, Claims and Equity Interests (including claims for Post-Effective Date Administrative Fees and Expenses).

B.   SUBORDINATION OF CLAIMS

          Nothing in the Plan shall be deemed to release the rights, if any, that the Debtors, the Estate, the Committee, the Liquidating Trustee, or any Creditor may have to seek to subordinate any Claim pursuant to section 510 of the Bankruptcy Code.

C.   TERM OF BANKRUPTCY INJUNCTION OR STAYS

          All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estate and all Trust Assets have been distributed in accordance with the Plan and all other actions required by the Plan have been taken. Without limiting the foregoing, except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a Claim or an Equity Interest (including claims for Post-Effective Date Administrative Fees and Expenses) treated or provided for pursuant to the Plan are enjoined, until all Trust Assets have been distributed and the Liquidating Trust has been dissolved, from taking any of the following actions, without leave of the Bankruptcy Court, on account of such Claim or Equity Interest: (i) commencing or continuing, in any manner and in any place, any action or proceeding against the Debtors, the Estate, the Liquidating Trust, the Liquidating Trustee, Professionals or the Committee; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or other order against the Debtors, the Estate, the Liquidating Trust, the Liquidating Trustee, Professionals or the Committee; (iii) creating, perfecting or enforcing any lien against property of the Estate or any Trust Asset; (iv) taking any action to obtain possession of property of the Estate or any Trust Asset or to obtain possession of property from the Estate the Liquidating Trust or to exercise control over the Estate, property of the Estate, the Liquidating Trust or Trust Assets; and (v) commencing or continuing any action or proceeding, in any manner and in any place, that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that injunctions and stays provided under the Plan shall not affect or apply to (i) the filing and prosecution of requests for payment of Administrative Expense

Claims in accordance with Article III.B.1 of the Plan, (ii) adversary proceedings or Claims resolution proceedings commenced in or pending in the Bankruptcy Court, (iii) proceedings commenced in the Bankruptcy Court to enforce provisions of the Plan or with respect to disputes concerning payment of Post-Effective Date Administrative Fees and Expenses, (iv) proceedings pending in courts other than the Bankruptcy Court for the sole purpose of liquidating post-Petition Date Claims, (v) accepting any distributions made in accordance with the Plan or payments on Post-Effective Date Claims, and (vi) settling, adjusting, litigating, paying, or otherwise handling, processing, or administering claims under any insurance programs or policies of the Debtors.

D.   DISCHARGE

          FVC will receive a discharge under this Plan pursuant to and in accordance with the provisions of Section 1141 of the Bankruptcy Code because FVC, following its anticipated Merger with U.S. Dry Cleaning, will survive as the Reorganized Debtor.

DATED: August 24, 2005                  FIRST VIRTUAL COMMUNICATIONS, INC., a
                                        Delaware corporation, debtor and debtor
                                        in possession


                                        By: ____________________________________
                                            Name:
                                            Title:



DATED: August 24, 2005                  CUseeME NETWORKS, INC., a Delaware
                                        corporation, debtor and debtor in
                                        possession


                                        By: ____________________________________
                                            Name:
                                            Title:




DATED: August 24, 2005                  OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS


                                        By: ____________________________________
                                            Name:  Tracy Wemett, BroadPR, Inc.
                                            Title: Chairperson